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                       FIRST AMENDMENT TO RIGHTS AGREEMENT


     The First Amendment (this "First Amendment"), dated as of September 2, 1998, evidences the first amendment of that certain Rights Agreement (herein so called) between Cross-Continent Auto Retailers, Inc., a Delaware corporation (the "Company") and The Bank of New York, as Rights Agent, dated as of September 20, 1996.

                                    RECITALS

     WHEREAS, Section 27 of the Rights Agreement provides that the Board of Directors of the Company (the "Board") may, from time to time, supplement or amend the Rights Agreement in such manner as the Board deems necessary or desirable, provided that, at the time of such amendment, no Person had become an Acquiring Person, as defined in the Rights Agreement; and

     WHEREAS, as of the date hereof, no person has become an Acquiring Person as defined in the Rights Agreement; and

     WHEREAS, the Board has authorized the Company to enter into an Agreement and Plan of Merger (the "Merger Agreement") by and among Republic Industries, Inc., a Delaware corporation (the "Purchaser"), RI/BG Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company and thereby the Company would become a wholly owned subsidiary of Purchaser; and

     WHEREAS, Purchaser and certain stockholders ("Certain Stockholders"), contemplate entering into a Voting Agreement (the "Voting Agreement"), pursuant to which Certain Stockholders have agreed to take specified actions in furtherance of the transactions contemplated by the Merger Agreement, and

     WHEREAS, the Board has approved this First Amendment.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. Section 1(i) of the Rights Agreement is hereby amended to modify the definition of "Company Entity" by substituting the definition with the following language:

               "Company Entity" means (i) any Subsidiary of the Company,
               (ii) any employee benefit plan or employee stock plan of the Company or Subsidiary of the Company, (iii) any trust or other entity organized, appointed, established or holding Common Stock for or pursuant to the terms of any such plan,
               (iv) any person or group of persons who,


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               immediately prior to the Record Date, beneficially owned 19.9% or more of the Common Shares then outstanding, or (v) Purchaser and its respective Affiliates and Associates; PROVIDED, HOWEVER, Purchaser and its respective Affiliates and Associates shall not be treated as a Company Entity with respect to and to the extent of any acquisition by Purchaser or its Affiliates and Associates of Beneficial Ownership of Common Shares, or in the event of any commencement of a tender offer or public disclosure of an intent to commence a tender offer by Purchaser or its Affiliates and Associates of that, in each case, is not contemplated or permitted by the Merger Agreement or the Voting Agreement.

     2. Section 1 of the Rights Agreement shall be further amended by adding the following additional definitions thereto:

               "Merger Agreement" shall mean that certain Agreement and Plan of Merger, dated as of September 3, 1998, by and among Purchaser, Merger Sub and the Company.

               "Merger Sub" means RI/BG Merger Corp., a Delaware corporation.

               "Purchaser" shall mean Republic Industries, Inc., a Delaware corporation.

               "Voting Agreement" shall mean that certain Voting Agreement, dated as of September 3, 1998, by and among Purchaser and Stockholders of the Company.

     3. This First Amendment shall, for all purposes, be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be made and performed entirely within such state.

     4. This First Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     5. Except to the extent expressly amended by this First Amendment, the Rights Agreement shall remain in full force and effect.


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     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.


                                       CROSS-CONTINENT AUTO RETAILERS, INC.,
                                       A DELAWARE CORPORATION


                                       By:        /s/ John W. Gaines
                                           ------------------------------------
                                           Name:      John W. Gaines
                                           Title: Vice President of Finance
                                                  and Treasurer



                                       THE BANK OF NEW YORK,
                                       AS RIGHTS AGENT


                                       By:       /s/  William F. Powers
                                           ------------------------------------
                                           Name:      William F. Powers
                                           Title:  Assistant Vice President


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